Exhibit 99.1

CORRECTING and REPLACING Itron Announces Fourth Quarter and Full Year 2018 Financial Results and 2019 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 27, 2019--Under “Financial Guidance,” first bullet should read: Revenue between $2.35 and $2.45 billion (instead of Revenue between $2.35 and $2.75 billion).

The corrected release reads:

ITRON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS AND 2019 GUIDANCE

Itron, Inc. (NASDAQ:ITRI), which is innovating the way utilities and cities manage energy and water, announced today financial results for its fourth quarter and full year ended Dec. 31, 2018. Highlights for the quarter and full year include:

  Quarterly and full year revenue of $587 million and $2.4 billion;
  Quarterly and full year gross margin of 30.1 percent and 30.7 percent;
  Quarterly GAAP net income of $24 million and full year GAAP loss of $99 million;
  Quarterly GAAP diluted earnings per share of $0.60 and full year GAAP loss per share of $2.53;
  Quarterly and full year non-GAAP diluted earnings per share of $0.88 and $2.65; and
  Quarterly and full year Adjusted EBITDA of $59 million and $236 million.

“A solid fourth quarter performance concluded the year as we transition to our new operating segments,” said Philip Mezey, Itron’s president and chief executive officer. “While we did experience some challenges during 2018, we have made significant progress on our strategic initiatives, restructuring programs and integration efforts to deliver long-term value for our customers and investors.”

“Looking ahead to 2019, we continue to execute on our strategy as we optimize our operations and drive progress on the technology roadmap,” continued Mezey. “We remain focused on delivering our financial and customer commitments as an energy, water and smart city leader.”

Summary of Fourth Quarter Consolidated Financial Results

(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $587 million increased 7 percent, or 9 percent excluding the impact of changes in foreign currency exchange rates, compared with the fourth quarter of 2017, driven by growth in the Networked Solutions segment.

By segment, Networked Solutions revenue increased 20 percent driven by strong North America deployments. Device Solutions revenue decreased 5 percent driven by lower shipments in EMEA, and Outcomes decreased 8 percent on an unfavorable year over year comparison as several large software projects were completed in the prior year.

Gross Margin

Consolidated gross margin of 30.1 percent decreased 170 basis points compared with the fourth quarter of 2017 driven primarily by higher special warranty costs.

Operating Income, Net Income and Earnings per Share (EPS)

GAAP operating income decreased to $29 million compared with $48 million in the fourth quarter of 2017 primarily driven by higher operating expenses from the acquisition of Silver Spring Networks. Non-GAAP operating income decreased to $49 million compared with $56 million in 2017 due to higher operating expenses from the acquisition of Silver Spring Networks in 2018.

GAAP net income attributable to Itron, Inc. for the quarter was $24 million, or $0.60 per diluted share, compared with net income of $2 million, or $0.05 per diluted share, in 2017. The higher GAAP net income and EPS were primarily driven by a GAAP tax benefit due to favorable discrete tax items.

Non-GAAP net income of $35 million, or $0.88 per diluted share, decreased compared with $40 million, or $1.01 per diluted share, in 2017. The decrease reflects lower non-GAAP operating income, partially offset by a Non-GAAP tax benefit driven by favorable discrete tax items.

Cash Flow

In the fourth quarter, cash provided by operating activities of $42 million and free cash flow of $25 million decreased compared with the fourth quarter of 2017. The decrease in cash flow was primarily driven by the timing of working capital.

Other Measures

Bookings were $786 million in the fourth quarter. This is a book to bill ratio of 1.3 for the quarter and over 1 to 1 for the full year. Total backlog was $3.2 billion and 12-month backlog was $1.3 billion at the end of the quarter, a year-over-year increase of 81 percent and 45 percent, respectively.

Financial Guidance

Itron’s guidance for the full year 2019 is as follows:

  Revenue between $2.35 and $2.45 billion
  Non-GAAP diluted EPS between $2.35 and $2.75

Guidance assumes an average euro to U.S. dollar foreign currency exchange rate of $1.14 in 2019, diluted weighted average shares outstanding of approximately 40.65 million for the year, a non-GAAP effective tax rate for the year of approximately 31 percent and total interest expense of $50 million.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. EST on Feb. 27, 2019. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Mar. 4, 2019. To access the telephone replay, dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and enter passcode 9539336.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward-Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues
Product revenues	$516,718	$492,863	$2,095,458	$1,813,925
Service revenues	70,326	57,913	280,659	204,272
Total revenues	587,044	550,776	2,376,117	2,018,197
Cost of revenues
Product cost of revenues	369,912	338,839	1,476,498	1,204,127
Services cost of revenues	40,342	36,855	169,300	137,319
Total cost of revenues	410,254	375,694	1,645,798	1,341,446

Gross profit	176,790	175,082	730,319	676,751

Operating expenses
Sales, general and administrative	90,377	79,083	423,210	325,264
Product development	45,607	43,161	207,905	169,407
Amortization of intangible assets	18,014	5,641	71,713	20,785
Restructuring	(5,725)	(999)	77,183	6,418
Total operating expenses	148,273	126,886	780,011	521,874

Operating income (loss)	28,517	48,196	(49,692)	154,877
Other income (expense)
Interest income	428	658	2,153	2,126
Interest expense	(13,883)	(3,769)	(58,203)	(13,845)
Other income (expense), net	(811)	(632)	(3,409)	(8,583)
Total other income (expense)	(14,266)	(3,743)	(59,459)	(20,302)

Income (loss) before income taxes	14,251	44,453	(109,151)	134,575
Income tax benefit (provision)	10,878	(42,079)	12,570	(74,326)
Net income (loss)	25,129	2,374	(96,581)	60,249
Net income attributable to noncontrolling interests	1,252	594	2,669	2,951
Net income (loss) attributable to Itron, Inc.	$23,877	$1,780	$(99,250)	$57,298

Earnings (loss) per common share - Basic	$0.61	$0.05	$(2.53)	$1.48
Earnings (loss) per common share - Diluted	$0.60	$0.05	$(2.53)	$1.45

Weighted average common shares outstanding - Basic	39,444	38,745	39,244	38,655
Weighted average common shares outstanding - Diluted	39,885	39,530	39,244	39,387

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues
Device Solutions	$227,602	$238,438	$933,365	$882,896
Networked Solutions	305,132	253,588	1,224,144	947,384
Outcomes	54,310	58,750	218,608	187,917
Total Company	$587,044	$550,776	$2,376,117	$2,018,197

Gross profit
Device Solutions	$38,423	$54,244	$187,254	$216,631
Networked Solutions	122,883	105,868	482,471	412,375
Outcomes	15,484	14,970	60,594	47,745
Total Company	$176,790	$175,082	$730,319	$676,751

Operating income
Device Solutions	$25,267	$40,324	$130,988	$159,641
Networked Solutions	94,897	82,867	360,779	322,367
Outcomes	6,668	3,752	16,634	4,915
Corporate unallocated	(98,315)	(78,747)	(558,093)	(332,046)
Total Company	$28,517	$48,196	$(49,692)	$154,877

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Itron Endpoints
Standard endpoints	4,140	3,740	16,360	15,740
Networked endpoints	5,170	4,630	21,540	16,640
Total endpoints	9,310	8,370	37,900	32,380

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$120,221	$176,274
Accounts receivable, net	437,161	398,029
Inventories	220,674	193,835
Other current assets	118,085	81,604
Total current assets	896,141	849,742

Property, plant, and equipment, net	226,551	200,768
Deferred tax assets, net	64,830	49,971
Restricted cash	2,056	311,010
Other long-term assets	45,288	43,666
Intangible assets, net	257,583	95,228
Goodwill	1,116,533	555,762
Total assets	$2,608,982	$2,106,147

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$309,951	$262,166
Other current liabilities	70,136	56,736
Wages and benefits payable	88,603	90,505
Taxes payable	14,753	16,100
Current portion of debt	28,438	19,688
Current portion of warranty	47,205	21,150
Unearned revenue	93,621	41,438
Total current liabilities	652,707	507,783

Long-term debt	988,185	593,572
Long-term warranty	13,238	13,712
Pension benefit obligation	91,522	95,717
Deferred tax liabilities, net	1,543	1,525
Other long-term obligations	127,739	88,206
Total liabilities	1,874,934	1,300,515

Equity
Common stock	1,334,364	1,294,767
Accumulated other comprehensive loss, net	(196,305)	(170,478)
Accumulated deficit	(425,396)	(337,873)
Total Itron, Inc. shareholders' equity	712,663	786,416
Non-controlling interests	21,385	19,216
Total equity	734,048	805,632
Total liabilities and equity	$2,608,982	$2,106,147

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Year Ended December 31,
	2018	2017
Operating activities
Net income (loss)	$(96,581)	$60,249
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	122,497	63,215
Stock-based compensation	31,263	21,407
Amortization of prepaid debt fees	7,046	1,067
Deferred taxes, net	(19,130)	50,667
Restructuring, non-cash	859	(2,297)
Other adjustments, net	1,452	3,673
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	15,524	(17,573)
Inventories	(25,613)	(16,242)
Other current assets	(23,589)	8,112
Other long-term assets	3,020	11,230
Accounts payable, other current liabilities, and taxes payable	20,101	78,463
Wages and benefits payable	(9,565)	1,926
Unearned revenue	27,584	(41,309)
Warranty	20,815	(10,554)
Other operating, net	34,072	(20,680)
Net cash provided by operating activities	109,755	191,354

Investing activities
Acquisitions of property, plant, and equipment	(59,952)	(49,495)
Business acquisitions, net of cash equivalents acquired	(803,075)	(99,386)
Other investing, net	369	702
Net cash used in investing activities	(862,658)	(148,179)

Financing activities
Proceeds from borrowings	778,938	335,000
Payments on debt	(363,359)	(29,063)
Issuance of common stock	9,171	3,609
Prepaid debt fees	(24,042)	—
Other financing, net	(4,887)	(7,587)
Net cash provided by financing activities	395,821	301,959

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(7,925)	8,636
(Decrease) increase in cash, cash equivalents, and restricted cash	(365,007)	353,770
Cash, cash equivalents, and restricted cash at beginning of period	487,335	133,565
Cash, cash equivalents, and restricted cash at end of period	$122,328	$487,335

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges, and the impact of the Tax Cuts and Jobs Act (“Tax Act”). We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, impact from the Tax Act and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$23,877	$1,780	$(99,250)	$57,298
Amortization of intangible assets	18,014	5,641	71,713	20,785
Amortization of debt placement fees	1,176	241	6,869	966
Restructuring	(5,725)	(999)	77,183	6,418
Acquisition and integration related expense	8,042	3,095	91,916	17,139
Tax Cuts and Jobs Act adjustment	—	30,424	—	30,424
Income tax effect of non-GAAP adjustments	(10,249)	(391)	(42,700)	(12,544)
Non-GAAP net income attributable to Itron, Inc.	$35,135	$39,791	$105,731	$120,486

Non-GAAP diluted EPS	$0.88	$1.01	$2.65	$3.06

Weighted average common shares outstanding - Diluted	39,885	39,530	39,840	39,387

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$23,877	$1,780	$(99,250)	$57,298
Interest income	(428)	(658)	(2,153)	(2,126)
Interest expense	13,883	3,769	58,203	13,845
Income tax (benefit) provision	(10,878)	42,079	(12,570)	74,326
Depreciation and amortization	30,069	17,215	122,497	63,215
Restructuring	(5,725)	(999)	77,183	6,418
Acquisition and integration related expense	8,042	3,095	91,916	17,139
Adjusted EBITDA	$58,840	$66,281	$235,826	$230,115

FREE CASH FLOW
Net cash provided by operating activities	$42,372	$76,853	$109,755	$191,354
Acquisitions of property, plant, and equipment	(17,459)	(16,002)	(59,952)	(49,495)
Free Cash Flow	$24,913	$60,851	$49,803	$141,859

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$28,517	$48,196	$(49,692)	$154,877
Amortization of intangible assets	18,014	5,641	71,713	20,785
Restructuring	(5,725)	(999)	77,183	6,418
Acquisition and integration related expense	8,042	3,095	91,916	17,139
Non-GAAP operating income	$48,848	$55,933	$191,120	$199,219

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$148,273	$126,886	$780,011	$521,874
Amortization of intangible assets	(18,014)	(5,641)	(71,713)	(20,785)
Restructuring	5,725	999	(77,183)	(6,418)
Acquisition and integration related expense	(8,042)	(3,095)	(91,916)	(17,139)
Non-GAAP operating expenses	$127,942	$119,149	$539,199	$477,532

CONTACT:
Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

Rebecca Hussey
Manager, Investor Relations
(509) 891-3574